SCHEDULE 14A
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                              THE KOREA FUND, INC.
                                   ----------
                (Name of Registrant as Specified in Its Charter)
                               -------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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

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



The following is the text of a letter sent to shareholders of the Korea Fund, Inc. on September 8, 2004:

                              THE KOREA FUND, INC.




                ACT NOW TO ELECT DIRECTORS COMMITTED TO BUILDING


                           VALUE FOR ALL STOCKHOLDERS
                                     ---










                                                               September 8, 2004


Dear Fellow Stockholder:


         Now is the time for you to act to protect your interests as a stockholder in The Korea Fund, Inc. On Wednesday, October 6, 2004, you and other Korea Fund stockholders have clear and important choices.


1.       Election of directors
         ---------------------

         City of London Investment Group PLC seeks to have you elect its two nominees to the Board. We believe, however, that City of London's nominees are primarily interested in pursuing an agenda that will benefit City of London and its arbitrage activities - but is likely to harm the Fund and its stockholders.

         We recommend that you vote against City of London's proposed nominees and instead vote for the two directors unanimously proposed by the Korea Fund's Board of Directors. The Fund's candidates are not affiliated with any one stockholder. Rather, they are part of a Board that is committed to good corporate governance and building value for the Fund and all its stockholders.


2.       Stockholder proposal to terminate the Fund's investment manager
         ---------------------------------------------------------------

         Harvard Management Company, the investment management subsidiary of The President and Fellows of Harvard College ("Harvard"), wants you to vote to immediately terminate the investment management agreement between the Fund and its Investment Manager, Deutsche Investment Management Americas Inc. We believe, however, that the Fund has had excellent performance under the current manager, and that Harvard's proposal would harm the Fund and your investment. We recommend that you vote against Harvard's proposal.

         We urge you to reject City of London and Harvard's efforts, and to protect your Korea Fund investment, by signing, dating and returning the enclosed WHITE proxy card today. If you have returned a gold proxy card, it is not too late to sign and send in a WHITE proxy card and change your vote - only your last-dated signed proxy counts.


Your Board Is Committed to Building Value for Shareholders
----------------------------------------------------------

         The Fund's Board and the Fund's management have produced superior investment results for the Fund and its stockholders, consistent with the Fund's objective of long-term capital appreciation.

         Your Directors, only one of whom is affiliated with the Investment Manager, believe that the Fund's strong investment results reflect the skill and experience of the Investment Manager, its intimate knowledge of the Korean market and its large research capability and other resources on the ground in Korea.

         The Fund has consistently outperformed its benchmark, the Korea Composite index (the "KOSPI"), and has out-performed its closed- and open-end fund peers in almost all of the periods listed below.

         The Korea Fund Inc.'s Superior Performance (As of June 30, 2004)

------------------------------------ ----------------- ------------- ------------ ----------------- ------------
                                     YTD (cumulative)  1 Year        3 Year       5 Year            10 Year
------------------------------------ ----------------- ------------- ------------ ----------------- ------------
Korea Fund*                          2.52              24.15         21.18        8.58              5.07
------------------------------------ ----------------- ------------- ------------ ----------------- ------------
KOSPI                                .48               21.67         15.88        -1.29             -5.22
------------------------------------ ----------------- ------------- ------------ ----------------- ------------
Korea Equity Fund**                  -3.85             26.44         17.59        -2.14             -5.79
----------------------------------- ----------------- ------------- ------------ ----------------- ------------
Matthews Korea***                    2.65              24.10         24.87        6.01              N/A
------------------------------------ ----------------- ------------- ------------ ----------------- ------------
Fidelity Adv. Korea-A***             -3.35             18.57         15.90        -1.64             N/A
------------------------------------ ----------------- ------------- ------------ ----------------- ------------

Source: Deutsche Asset Management; Bloomberg; Web Sites
* Information for all funds is based on net asset values.
** Closed-end fund
*** Open-end fund

         The Fund's candidates will continue to work hard to achieve superior total returns for you and all stockholders in the Fund.


Your Board Is Committed to Good Corporate Governance
----------------------------------------------------

         The Fund's candidates are members of a Board that has demonstrated its commitment to good corporate governance:


                  -- The Fund has always had a majority of outside directors (currently 6 out of 7 directors are independent).


                  -- Only one director is affiliated with the Investment
         Manager.


                  -- The Fund's investment advisory contract continues only if specifically approved annually by the independent directors.


                  -- The Fund's audit committee and nominating committee are wholly independent.


                  -- The independent directors, who are advised by their own counsel, meet in executive session at every board meeting.


City of London and Harvard's Fundamental Conflict of Interest
-------------------------------------------------------------

         Most of you, we believe, invested in the Fund as a way to pursue the Fund's investment objective - long-term capital appreciation through investment primarily in Korean equity securities.

         City of London and Harvard, however, have interests that we believe differ in major respects from the interests of other stockholders. Both City of London and Harvard, in their dealings with the Fund and with other closed-end funds, appear to be more interested in arbitrage and hedging opportunities than achieving long-term capital appreciation.

         Consider the following:


                  -- City of London's trading history shows to us that it is a trader more interested in arbitrage than long-term capital appreciation. In the past two years alone, City of London made 175 purchases and 69 sales of Korea Fund Stock. 213 of these trades -- that is, 87% of these trades -- were within 90 days of a trade in the opposite direction.


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

                  -- In 2002, City of London helped to pressure the Asia Tigers Fund to adopt an interval fund structure when it filed a 13D stating that it would vote for Harvard's proposal to terminate the fund's investment adviser. Since the Asia Tigers Fund has conducted quarterly tender offers, its net assets have fallen from $139 million (as of April 30, 2002) to $88 million (as of April 30, 2004). Its expense ratio has climbed from 1.58% to 2.10%.


                  -- Harvard proposes the Fund repurchase "50% or more" of its shares. That might assist Harvard in its arbitrage and hedging strategies - but could hurt the Fund and its stockholders. Example: after Harvard said it would seek to terminate The Mexico Fund's investment manager, that fund repurchased large amounts of its own shares. The result: the expense ratio shot up from 1.45% to 1.92%.


                  -- In December 2003, Harvard told the Fund's Board in substance that, to the extent the Fund invested in smaller cap stocks rather than in stocks included in the index, such investments would cause "tracking errors" in Harvard's hedging strategies because the index was Harvard's way of hedging its position in the Fund. Yet, as shown above, with the benefit of the investment manager's experience and skill, by including smaller-cap stocks in its portfolio the Fund has consistently outperformed the Korea stock market index.


         Based on this record, we believe that City of London and Harvard's goal is to increase its opportunities to realize arbitrage profits from trading in and out of shares of your Fund. That goal is inconsistent with the Fund's objective of long-term capital appreciation through investing in Korean securities.


Termination of the Investment Manager Will Likely Harm the Fund's Performance
-----------------------------------------------------------------------------
and Increase Expenses
---------------------

         The Board believes that the Fund's investment manager has achieved superior investment results for the Fund and its stockholders, and continues to be well qualified to manage the Fund. The independent directors believe few investment managers have experience and capabilities in researching and selecting investments in Korea that are comparable with those of the Manager. There can be no assurance that a new investment manager would be able to provide the excellent performance that the manager has been able to achieve.

         The Board believes that termination of the Investment Manager will likely harm the Fund and all of its stockholders by causing significant uncertainty and disruption of the Fund's investment process. That would likely harm the Fund's investment performance and cause the Fund to incur significant additional and unnecessary expenses. These results would be adverse to the interests of all stockholders.

         Upon termination of the agreement, the Board would have to appoint a new investment manager, which would have to be approved by stockholders. That would involve delays, uncertainties and large expenses, to the detriment of the Fund and its stockholders.

The Board Has Taken Major Steps to Address the Discount, and the Discount Has
-----------------------------------------------------------------------------
Been Significantly Reduced
--------------------------

         There are no easy solutions to the discount to net asset value at which shares of closed-end funds such as the Fund trade. How well investors have done with their investment in the Fund is measured not by the discount, but by total return on investment. By that measure, all stockholders have benefited from the Fund's strong performance.

         However, in response to certain stockholder's concerns about the discount, the Fund has taken major steps to address this issue. These steps include:

                  -- In 2001, the Fund paid a large special in-kind dividend in which stockholders received portfolio securities with a market value equal to 10% of the Fund's total net assets.

                  -- The Fund has repurchased its shares on the NYSE.

                  -- In January and February 2004, the Fund successfully conducted a tender offer for 10% of its outstanding shares at 95% of net asset value.

                  -- At the same time, the Board approved a program of making additional repurchase offers in the first quarter of 2005 and the first quarter of 2006. Each additional repurchase offer will be for 10% of the Fund's shares at 95% of net asset value and will be made, subject to fiduciary and other applicable requirements, if the Fund's shares trade on the New York Stock Exchange at an average weekly discount from net asset value greater than 15% during a 13-week measuring period ending the preceding December 31.


         The discount has shrunk dramatically. From the beginning of the Fund's self-tender in January 2004 through September 3, 2004, the average discount has been 12.1% -- about 35% less than the average discount during the 12 months before the Fund in April 2003 announced the Board was undertaking a special review of alternatives that would enable stockholders to receive near net asset value for at least a portion of their shares. As of September 3, 2004, the discount was only 7.3%.

We Believe City of London's Nominees are Less Well Qualified than the Fund's
----------------------------------------------------------------------------
Candidates to Serve as Directors of the Fund
--------------------------------------------

         While City of London's nominees - Julian Reid and Chris Russell - have served on investment companies investing in Asia generally, they do not appear to have any experience as directors of a company investing primarily in Korean securities. One of them has experience presiding over a fund which has shrunk dramatically through self-tenders and has seen its expense ratio soar to 2.54% - more than twice Korea Fund's expense ratio.

         The Fund's nominees, by contrast, are well qualified to promote the objectives of the Fund as a vehicle for long-term capital appreciation in Korean stocks. Each of the directors who is being proposed for re-election by the Fund has the necessary depth of experience to represent the best interests of ALL of the Fund's shareholders, not just one particular shareholder group.

          Susan Kaufman Purcell has been a director of The Korea Fund since 2001. Dr. Purcell is Vice President of the Council of the Americas and the Americas Society and has also been a Senior Fellow at the Council on Foreign Relations, a member of the U.S. Department of State's Policy Planning Staff, a tenured professor of political science at the University of California, Los Angeles (UCLA) and a visiting professor at Columbia University.

         Vincent J. Esposito, the Vice Chairman of the Board, a Managing Director of Deutsche Asset Management, is the only director who is affiliated with the Fund's investment manager. He is a director of three other funds managed by the Fund's investment manager. He has over 20 years of professional experience developing and building investment products and establishing global joint ventures and new business opportunities in asset management.

          For these reasons, the Board unanimously recommends that you vote FOR the election of the Fund's director nominees and AGAINST the proposal to terminate the investment manager.


                                   *   *   *

         The Korea Fund is your company. We urge you to act today, to protect the Fund and your investment in it, by signing and sending back today a WHITE proxy card.

         If you need additional assistance in the proxy voting process, please call 1-800-366-0369 to speak with one of the Fund's proxy specialists at Georgeson Shareholder Communications.


         On behalf of the Board of Directors of The Korea Fund, Inc.


                               /s/Robert J. Callander

                               Robert J. Callander
                               Chairman of the Board

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